Exhibit 10.26

Executive Officer Compensation Information

The following table sets forth the annual base salaries for 2012 and 2013 for the executive officers of Seattle Genetics, Inc. (the “Company”). The table below also sets forth the bonuses awarded to the Company’s executive officers for the 2012 fiscal year under the Company’s 2012 Senior Executive Annual Bonus Plan. The 2013 target bonuses (based on a percentage of base salary) for the Company’s executive officers under the Company’s 2013 Senior Executive Annual Bonus Plan are also set forth in the table below.

Name and Title	2012 Base Salary	2012 Bonus	2013 Base Salary		2013 Target Bonus Percentage
Clay B. Siegall, Ph.D. President & Chief Executive Officer	$700,000	$577,500	$725,000		75%
Todd E. Simpson Chief Financial Officer	$371,350	$183,818	$399,350		45%
Eric L. Dobmeier Chief Operating Officer	$442,050	$243,128	$457,550		50%
Thomas C. Reynolds Former Chief Medical Officer	$432,900	$214,286	$432,900	(1)	N/A
Vaughn Himes Executive Vice President, Technical Operations	$365,000	$166,440	$379,600		40%
Chris Boerner Senior Vice President, Commercial	$315,000	$138,600	$357,600		40%

(1)	Dr. Reynolds resigned from the Company effective February 15, 2013.

Director Compensation Information

The following table sets forth the compensation components for non-employee members of the Company’s Board of Directors for 2012 and 2013, including equity awards.

Compensation Element	2012	2013
General Board Service – Cash Retainer	$40,000	$50,000
General Board Service – Equity
Initial Grant – Number of Options	25,000	12,500
Initial Grant – Number of Restricted Stock Units	0	5,000
Annual Grant – Number of Shares	17,500	8,750
Annual Grant – Number of Restricted Stock Units	0	3,500
Chair Service – Annual Retainer
Lead Director	$12,000	$12,000
Audit	$20,000	$20,000
Compensation	$12,000	$15,000
Nominating & Governance	$5,000	$10,000
Committee Member Service – Annual Retainer
Audit	$10,000	$10,000
Compensation	$6,000	$8,000
Nominating & Governance	$3,000	$5,000